Exhibit 5.1

[Letterhead of Fried, Frank, Harris, Shriver & Jacobson LLP]

January 10, 2013

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, OK 74103

RE:	Registration Statement on Form S-3 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”) and ONEOK Partners GP, L.L.C., a Delaware limited liability company (the “General Partner”), in connection with the Partnership’s Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on January 10, 2013 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering (the “Offering”) by the Partnership of $300,000,000 of common units (the “Common Units”) of the Partnership. The Common Units are to be offered to the public from time to time pursuant to Rule 415 of the Securities Act and under an equity distribution agency agreement, dated as of November 13, 2012, by and between the Partnership and Citigroup Global Markets Inc., as agent, as amended from time to time (the “Distribution Agreement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the original or certified, conformed, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Partnership, including the Partnership’s Third Amended and Restated Partnership Agreement, as amended, dated as of September 15, 2006 (the “Partnership Agreement”), and the General Partner, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Partnership and the General Partner and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Distribution Agreement and certificates and oral or written statements and other information of or from public officials, officers or representatives of the

Partnership, the General Partner and others. We further assume compliance on the part of all parties to the Distribution Agreement with the covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the parties to the Distribution Agreement (other than the Partnership and the General Partner) are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) the parties to the Distribution Agreement (other than the Partnership and the General Partner) have the power and authority to execute and deliver the Distribution Agreement, to perform their obligations thereunder and to consummate the transactions contemplated thereby, (iii) the Distribution Agreement has been duly authorized, executed and delivered by all of the parties thereto (other than the Partnership and the General Partner), and (iv) such parties will comply with all of their obligations under the Distribution Agreement and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the Common Units registered pursuant to the Registration Statement to be sold by the Partnership have been duly and validly authorized, and, when issued, delivered and paid for in accordance with the terms of the Distribution Agreement, will be validly issued, and (ii) when the Common Units have been issued, delivered and paid for in accordance with the Distribution Agreement and assuming that a holder of such Common Units does not agree to be obligated personally for any or all of the debts, obligations or liabilities of the Partnership, complies fully with the terms of the Partnership Agreement, does not participate in the control of the business of the Partnership and does not hold itself out to other persons as having any status with respect to the Partnership other than as a holder of Common Units or as a limited partner of the Partnership, the Common Units will be fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as described in the Partnership Agreement and except as set forth in Sections 17-303, 17-607 and 17-804 of the Delaware Act).

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant, the Revised Uniform Limited Partnership Act of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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